NEWS RELEASE

EVEREST RE GROUP, LTD.

Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact: Elizabeth B. Farrell

Vice President, Investor Relations

Everest Global Services, Inc.

908.604.3169

For Immediate Release

Everest Re Group, Ltd. Appoints Dominic Addesso Chief Financial Officer

HAMILTON, Bermuda – May 7, 2009 -- Everest Re Group, Ltd. (NYSE: RE) announced today that it has appointed Dominic J. Addesso to the position of Executive Vice President and Chief Financial Officer, effective May 8, 2009.

Mr. Addesso joins Everest from Munich Re America where he held the position of President of its Regional Clients division. Prior to joining Munich Re America in 1997, Mr. Addesso had been Chief Financial Officer of Selective Insurance Group (NASDAQ: SIGI). He has more than 30 years insurance industry experience with broad knowledge across the financial and operating disciplines of a company. Mr. Addesso is a graduate of the University of Notre Dame and is also a member of the American Institute of CPAs.

Mr. Joseph V. Taranto, Chairman and Chief Executive Officer, said “We are very pleased to have a seasoned executive of Dom’s caliber join the Everest team. His financial management and operating expertise will be instrumental in the continued success of our organization.” Ralph E. Jones III, President and Chief Operating Officer, said, “I have known Dom for many years. He will be an outstanding addition to our management team.”

Mr. Addesso succeeds Craig Eisenacher who has announced his plans to retire. Mr. Eisenacher will be assisting during the transition period to ensure continuity through the end of the year. We want to thank Craig for his many contributions to Everest and wish him well in his retirement.

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest Reinsurance Company (Ireland), Limited provides reinsurance to nonlife insurers in Europe. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.